Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	David E. Gable	Charles G. Nichols
	Senior Vice President and Chief Financial Officer	Treasurer & Director of Investor Relations
	davidgable@KEMET.com	investorrelations@kemet.com
	864-963-6484	864-963-6409

KEMET Announces Proposed Convertible Senior Notes Offering and Simultaneous Share Repurchase

Greenville, South Carolina (October 25, 2006) - KEMET Corporation (NYSE:KEM) today announced its intention to offer, subject to market and other conditions, approximately $160 million aggregate principal amount of convertible senior notes due 2026, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  In addition, KEMET expects to grant the initial purchasers a 30 day option to purchase up to an additional $15 million principal amount of the notes.  The terms of the notes to be offered will be determined by negotiations between KEMET and the initial purchasers of the notes.  KEMET intends to use the proceeds of the offering to repurchase up to $25 million of its common stock, to fund future acquisitions, if any, and for general corporate purposes.

The notes being offered and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words.  Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable.  These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s securities, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission.  There is no assurance that KEMET will offer the notes or on what terms.

KEMET Corporation provides industry-leading, high-performance capacitance solutions, including the world’s most complete line of surface-mount capacitor technologies across tantalum, ceramic and solid aluminum dielectrics—along with the world’s best quality, delivery and service. KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM.

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